EXHIBIT 23.7

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter, dated August 5, 2016, to the Board of Directors of Endesa Américas S.A. as Annex C to the joint information statement/prospectus forming part of the Registration Statement on Form F-4 of Enersis Américas S.A. filed with the Securities and Exchange Commission (the “Commission”) relating to the merger (the “Merger”) of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas S.A., as amended (the “Registration Statement”) and in any related Form 6-K and Form 425 filed with the Commission in connection with the Merger, (ii) the references to our firm and such opinion letter in the Registration Statement, (iii) the inclusion of the Project Carter II Discussion Materials dated August 5, 2016, the preliminary draft of such Project Carter II Discussion Materials dated July 27, 2016 and the Project Carter II Update dated June 29, 2016 (collectively, the “Discussion Materials”), prepared by us for the Board of Directors of Endesa Américas S.A. as exhibits to the Schedule 13E-3 filed with the Commission in connection with the Merger and (iv) any references to our firm and the Discussion Materials in the Registration Statement, Schedule 13E-3 and any related Form 6-K and Form 425 filed with the Commission in connection with the Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.

/s/ Deutsche Bank Securities Inc.
Deutsche Bank Securities Inc.

August 5, 2016